Exhibit 99.1
Contacts:
William B. Boni
VP, Investor Relations/
Corp. Communications
(781) 994-0300

www.ArQule.com
For Immediate Release:
ARQULE ANNOUNCES SECOND QUARTER FISCAL 2005 RESULTS
Conference call scheduled today at 9 a.m. eastern time
Woburn, Mass., July 28, 2005 — ArQule, Inc. (Nasdaq: ARQL) today reported its results of operations for the fiscal quarter ended June 30, 2005.
The Company reported total revenues of $13,454,000 for the quarter ended June 30, 2005, compared to revenues of $14,012,000 for the second quarter of 2004. Revenues for the six months ended June 30, 2005 were $27,397,000, compared to revenues of $25,773,000 for the same period in 2004.
The Company reported a net loss of $2,427,000, or $0.07 per share, for the quarter ended June 30, 2005, compared to a net loss of $134,000, or $0.00 per share, for the quarter ended June 30, 2004. For the six-month period ended June 30, 2005, the Company reported a net loss of $3,871,000, or $0.11 per share, compared to a net loss of $5,385,000, or $0.19 per share, for the six-month period ended June 30, 2004.
For the quarter ended June 30, 2005, the Company reported total costs and expenses of $16,129,000, compared with $14,392,000 for the second quarter of 2004. Total costs and expenses for the six months ended June 30, 2005 were $32,019,000, compared to $31,573,000 for the same period in 2004.
ArQule ended the second quarter of fiscal 2005 with approximately $130,000,000 in cash and marketable securities. This amount includes $40,100,000 in proceeds received from the completion of a sale and leaseback transaction of the Company’s headquarters facility in Woburn, Massachusetts completed in May 2005.
Following the conclusion of the first six months of 2005, the Company is adjusting its guidance for fiscal year 2005 as follows. As a result of significant cost savings due to operational efficiencies and program synergies realized during the first six months of the year, particularly in pre-clinical activities, the Company now projects total research and development expenses for the year to range between $30 million and $34 million. The Company expects net investment income to range between $2.3 million and $2.8 million. Net loss is expected to range between $17 million and $23 million, and net loss per share
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between $0.50 and $0.67. As a result of the receipt of proceeds from the sale and leaseback transaction, the Company expects to end fiscal year 2005 with between $116 million and $121 million in cash and cash equivalents. This guidance does not assume any additional collaborations, acquisitions or in-licensings.
“At the mid-way point of the year, ArQule is proceeding on schedule in both its clinical and pre-clinical programs,” said Dr. Stephen A. Hill, president and chief executive officer of ArQule. “We are on track to initiate at least one Phase 2 trial by the end of the year with our lead product, ARQ 501, which is partnered with Roche, and to submit an Investigational New Drug (IND) application for one pre-clinical program before the end of the year. Our cash position is strong, having benefited from the completion of a registered stock offering in January, the sale-leaseback transaction completed in May, and significant cost savings in certain pre-clinical programs.
“We are seeing encouraging signs of anti-tumor activity in our two Phase 1b combination therapy trials and in our Phase 1 monotherapy trial with ARQ 501, and we have recently activated a third site in connection with our expanding combination trial with gemcitabine,” said Dr. Hill. “The side effect profile that continues to emerge from these trials is also encouraging, and although we have yet to define a recommended Phase 2 dose for ARQ 501, we believe we are close to this goal.
“In addition, during the past quarter we initiated GLP toxicology studies with ARQ 197, the lead compound of a series of proprietary compounds generated through our ARQ 650 RP cancer survival pathway program, for which we retain ownership of all compounds,” said Dr. Hill.
“We are pleased that the body of scientific literature related to checkpoint activation is expanding significantly,” said Dr. Hill. “Independent research, particularly two studies published in Nature in April, as well as ArQule’s research published earlier this month in Cancer Research, has provided additional scientific validation of our activated checkpoint therapy platform, the central focus of the Company’s proprietary approach to oncology drug discovery and the basis for the ongoing clinical testing of ARQ 501.”
ArQule will host an investor conference call today at 9:00 a.m. Dr. Hill and Louise A. Mawhinney, vice president and chief financial officer, will lead the call.

Date:	Thursday, July 28, 2005
Time:	9:00 a.m. eastern time

Conference Call Numbers

Domestic:	(800) 659-2032
International:	(617) 614-2712
Participant Passcode:	ArQule
Webcast:	http://www.ArQule.com
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A replay of the conference call will be available for five days and can be accessed by dialing (888) 286-8010 from the U.S. and Canada, and (617) 801-6888 from outside the U.S. For archived calls, the passcode is 42394473.
About ArQule
ArQule, Inc. is a biotechnology company engaged in research and development of next-generation small-molecule cancer therapeutics based on its innovative Activated Checkpoint TherapySM (ACT) platform. ACT compounds are intended to improve the way cancer patients are treated because they selectively kill cancer cells and spare normal cells by restoring and activating cellular checkpoints that are defective in cancer. ArQule’s lead program based on E2F elevation is partnered with Roche. In addition to advancing its own programs, ArQule continues to advance the drug discovery efforts of pharmaceutical collaborators by providing high-quality library design and compound production, including collaborations with Pfizer. For more information, please visit www.ArQule.com.
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which provides a safe harbor for forward-looking statements made by or on behalf of ArQule. ArQule and its representatives may from time to time make written or oral forward-looking statements, including statements contained in this press release. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will” and similar expressions identify forward-looking statements. All statements which address operating performance, events or developments that ArQule expects or anticipates will occur in the future, such as projections about its future results of operations or its financial condition, research, development and commercialization of its products and anticipated trends in its business are forward-looking statements within the meaning of the Reform Act. Actual results may differ materially from those projected in the forward-looking statements or historical performance due to numerous risks and uncertainties that exist in ArQule’s operations, development efforts and the business environment, including without limitation: the ACT platform may not improve efficacy or reduce toxicity and compounds resulting from the platform may not operate as intended; the current and future clinical studies may encounter enrollment difficulties and unexpected toxicity; the commencement of the anticipated clinical trials may be delayed or the trials may never commence; the preclinical efforts associated with the ACT pipeline may fail or prove disappointing; the animal xenograft preclinical studies may be unpredictive of human response; collaborators may terminate their agreements with ArQule because ArQule may fail to satisfy the collaborators’ needs or for other reasons; and, the risks and uncertainties described in ArQule’s Form 10-Q filed with the Securities and Exchange Commission on April 29, 2005, its 10-K filed with the Commission on March 16, 2005, its Form 10-Q filed with the Commission on November 9, 2004,and its Form 10-Q filed with the Commission on August 4, 2004. The forward-looking statements contained herein represent the judgment of ArQule as of the date of this report. ArQule disclaims any intent or obligation to update any forward-looking statement except to the extent required by law.
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ArQule, Inc.
Condensed Statement of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenue:
Compound development revenue	$11,802	$12,360	$24,093	$24,121
Research and development revenue	1,652	1,652	3,304	1,652

Total revenue	13,454	14,012	27,397	25,773

Costs and expenses:
Cost of revenue — compound development	7,674	7,465	15,027	16,004
Research and development	6,217	4,712	12,070	9,679
Marketing, general and administrative	2,238	2,215	4,922	4,818
Restructuring charge	—	—	—	1,072

Total costs and expenses	16,129	14,392	32,019	31,573

Loss from operations	(2,675)	(380)	(4,622)	(5,800)

Net investment income	498	246	1,001	415
Loss on investment	(250)	—	(250)	—

Net loss	$(2,427)	$(134)	$(3,871)	$(5,385)

Basic and diluted net loss per share	$(0.07)	$(0.00)	$(0.11)	$(0.19)

Weighted average common shares outstanding — basic and diluted	34,953	28,808	34,003	28,769

	June 30,	December 31,
Balance sheet data (in thousands):	2005	2004
Cash, cash equivalents and marketable securities	$130,184	$71,365
Working capital	118,706	54,782
Total assets	148,303	120,218
Stockholders’ equity	108,633	82,452
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